Exhibit 99.2

For Immediate Release

GenCorp Prices Public Offering of
7,500,000 Common Shares

SACRAMENTO, Calif. – November 17, 2004 – GenCorp Inc. (“GenCorp” or the “Company”) (NYSE: GY) today announced that it has priced a public offering of 7,500,000 shares of its common stock at $16.00 per share. Net proceeds of the offering are expected to be approximately $114 million. The offering is expected to close on November 23, 2004. The Company has also granted the underwriters an over-allotment option to purchase up to 1,125,000 additional shares. All of the common shares are being sold by the Company. The Company expects to use approximately $58 million of the net proceeds of the offering to redeem 35% of the Company’s 9 1/2% Senior Subordinated Notes due 2013. The remainder of the net proceeds are expected to be used to either repay the Term Loan B under the Company’s senior credit facility that matures in December 2006, or for general corporate purposes.

J.P. Morgan Securities Inc. is acting as sole bookrunner for the offering, Wachovia Capital Markets, LLC is acting as lead manager and BNY Capital Markets, Inc. as co-manager. Copies of the prospectus may be obtained from the offices of J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, Floor 5B, New York, NY 10081, telephone: (212) 552-5164.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any offer of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company’s real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com.

(1) Forward-Looking Statements

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time to time in GenCorp’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine GenCorp’s future results are beyond the ability of GenCorp to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. GenCorp undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact information:
Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585
Media: Linda Cutler, vice president, corporate communications 916.351.8650
             Judith Wilkinson/Jeremy Jacobs, Joele Frank, Wilkinson Brimmer Katcher 212.355.4449

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